EXHIBIT 3(i)(a)

                          CERTIFICATE OF INCORPORATION
                                       OF
                                OPTIONABLE, INC.

(Pursuant to Section 101 and 102 of the General Corporation Law of the State of Delaware)


      The undersigned, in order to form a corporation pursuant to Sections 101 and 102 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: The name of the corporation is OPTIONABLE, INC. (the "Company").

      SECOND: The address of the Company's registered office in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Company at such address is The Corporation Trust Company.

      THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which the Company shall have authority to issue is one hundred (100) shares of common stock, par value $0.001 per share.


      FIFTH: The Board of Directors of the Company shall have the right to adopt, amend and repeal the By-Laws of the Company.


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      SIXTH: No director of the Company shall be personally liable to the
Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article SIXTH shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

      SEVENTH: The Company shall, to the full extent permitted by the Delaware General Corporation Law (as the same now exists or may hereafter be amended). indemnify each of the officers and directors of the Company, and may, in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify from and against all expenses, costs, liabilities and other matters.

      EIGHTH: Election of directors need not be by written ballot.

      NINTH: The name and the mailing address of the sole incorporator is as follows:


                 NAME                            MAIL ADDRESS

                 Elliot Press                    c/o Rosenman & Colin LLP
                                                 575 Madison Avenue
                                                 New York, New York 10022


      IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and tint the facts stated herein axe true as of this 4th day of February. 2000.


                                /s/ Elliot Press
                                -------------------------------
                                Elliot Press, sole incorporator


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